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Sionix Announces Positive Interim Test Results for Its
Elixir 225 Water Treatment System

Iron and manganese levels in lake waters successfully reduced to well below maximum contaminant levels allowed for drinking water

IRVINE, Calif. - June 9, 2008 - SIONIX Corporation (OTCBB: SINX) announced today interim results of extended tests it has conducted with its Elixir 225 water treatment system at the Villa Park Dam in Orange, California.

The testing was conducted by SIONIX and overseen by Environmental Engineering and Contracting, Inc. (EEC), an independent third party consulting firm, and the test results were analyzed by TestAmerica Laboratories, Inc. The test results demonstrated that the SIONIX Elixir 225 system reduced iron and manganese levels of the water behind the Villa Park Dam from 0.880 mg/l and 3.4 mg/l to non-detectable and 0.024 mg/l, respectively. These levels are substantially below the maximum contaminant levels (MCL), allowable for drinking water. In addition, these results were achieved at an extremely low chemical cost of only $0.18/1000 gallons. The tests, utilizing the SIONIX system, involved using only Potassium Permanganate, a much less expensive chemical compared to the flocculants and coagulants otherwise used.

Richard Papalian, Chief Executive Officer of SIONIX Corporation, stated, “We are extremely pleased with these strongly positive test results that validate our proprietary technology for treating water and wastewater. This represents a major step forward in our goal of commercializing SIONIX’ water treatment solutions.” Papalian continued, “we set out to reduce iron and manganese to levels acceptable for processing by the Serrano Water District and wound up reducing them below MCL’s. We will continue testing and work towards producing potable water at the dam. Our advantage lies in having developed a prepackaged system for quick delivery and easy installation to purify water at relatively low capital and operating costs; the benefits are quite compelling.”

The Serrano Water District agreed to the implementation and testing of the Elixir 225 water treatment system at the Villa Park Dam in an effort to support the exploration of an affordable solution for reducing the high levels of iron and manganese in its water stream. The Villa Park Dam is a flood retention dam on Santiago Creek upstream from the Serrano Water District Treatment Plant. The dam retains water from runoff and spring flow but in general, large flood flows are not allowed to accumulate behind the dam. The reservoir capacity is 16,000 acrefeet and the average impoundment varies between 150 and 750 acrefeet during the year. The Serrano Water District has been unwilling to utilize this water because of the historically high costs associated with removing the very high quantities of iron and manganese in the reservoir water. The chemical cost to reach the below MCL target using the Elixir 225 System is approximately $0.18 per 1,000 gallons. With the treatment of iron and manganese, the test results would indicate that the water behind the Villa Park Dam could become suitable for the Serrano Water Treatment Plant to process and distribute to its customers.

Photo of the Villa Park Dam: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5704186

About Environmental Engineering and Contracting, Inc. (EEC):
EEC has been providing environmental consulting services to industries and municipalities since 1995 and is known for the technical expertise of its geologists, hydro geologists, engineers, and chemists and for finding innovative solutions to environmental, wastewater and storm water challenges. The construction division also provides a wide range of environmental services.

About TestAmerica Laboratories, Inc.:
TestAmerica Laboratories, Inc. is recognized as the leading environmental testing firm in the United States with 40 environmental testing laboratories and 27 service centers nationwide. The firm provides innovative technical expertise and comprehensive analytical testing services including specialty analyses of aquatic toxicity, explosives, specialty organics, dioxins, drinking water, sediments and tissues, emerging contaminants, radiochemistry and mixed waste testing.

About SIONIX Corporation:
SIONIX has developed and is now in the final phases of testing its innovative Modular Packaged Water Treatment Systems, called the Elixir 225, for treating drinking water, processing wastewater and desalination. These systems combine dissolved air flotation (DAF) on the front end and use-specific filtration and other purification technologies on the back end, depending on the application. The Elixir 225 system is designed for industrial and municipal uses. Uses include defense, government facilities, emergency water supplies during natural disasters, resorts and hotels, housing development projects, industrial process waters including food, dairy and meat processing, and brackish waste water from oil and gas drilling. SIONIX owns eight product and process patents and two are pending. For additional information, contact SIONIX Corporation at (949) 752-7980 or visit the company’s web site at www.sionix.com.

Safe Harbor Statement

This news announcement may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied, such as a difference including, but not limited to, those discussed in Management's Discussion and Analysis of the Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and the Forms 10-QSB and 10-Q for the quarters ended December 31, 2007 and March 31, 2008, respectively, and other documents filed by the company with the Securities and Exchange Commission, all of which are available for review at www.sec.gov.
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